Exhibit 3.1

LODGING FUND REIT III, INC.

ARTICLES SUPPLEMENTARY

Lodging Fund REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority expressly vested in the Board of Director of the Corporation (the “Board of Directors”) by Article V of the Articles of Amendment and Restatement of the Corporation (the “Charter”) and in accordance with Section 2-208 of the Maryland General Corporation Law, the Board of Directors has, by duly adopted resolutions, classified and designated 7,000,000 shares of authorized but unissued common stock, $0.01 par value per share, of the Corporation as shares of “Interval Common Stock” and has provided for the issuance of such class.  Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

SECOND:  The terms of the Interval Common Stock as set by the Board of Directors, including the preferences and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof, are as follows:

Interval Common Stock

1. Designation and Number.  A class of non-voting Common Stock, $0.01 par value per share, of the Corporation designated the “Interval Common Stock” (the “Interval Common Stock”), is hereby established.  The number of authorized shares of the Interval Common Stock shall be 7,000,000.

2. Rank.  The Interval Common Stock ranks, with respect to rights to the payment of dividends and other distributions and rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (i) senior to any series or class of stock of the Corporation now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such series or class of stock ranks junior to the Interval Common Stock with respect to rights to the payment of dividends and other distributions and rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Junior Stock”), (ii) on a parity with the Common Stock and any other class or series of stock of the Corporation now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such series or class of stock ranks on a parity with the Interval Common Stock with respect to rights to the payment of dividends and other distributions and rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”) and (iii) junior to any class or series of stock of the Corporation now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such series or class of stock ranks senior to the Interval Common Stock with respect to rights to the payment of dividends and other distributions and rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).  For the avoidance of doubt, the shares of Interval Common Stock shall have no rights in respect of any distributions by redemption in respect of any Junior Stock or Parity Stock, but shall be subject to any preferential rights in respect of any distributions by redemption of the holders of any Senior Stock.

3. Dividends.  Subject to the preferential rights of the holders of any Senior Stock, holders of shares of Interval Common Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, dividends at an annualized rate equal to 86% of the annualized dividend rate for the Common Stock as authorized by the Board of Directors and declared by the Corporation.  Dividends to the holders of the Interval Common Stock of record on such dates may be paid in cash, Capital Stock or a combination of cash and Capital Stock as determined by the Board of Directors from time to time, and shall be paid at such times as dividends are paid to the holders of the Common Stock.

4. Liquidation Rights.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of or adequate provision for the debts and other liabilities of the Corporation, and subject to the preferential rights of the holders of any Senior Stock, the remaining assets of the Corporation legally available for distribution to its stockholders will be distributed pro rata to the holders of the outstanding shares of Common Stock, Interval Common Stock and any Parity Stock.  Neither the consolidation or merger of the Corporation with or into any other company, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

5. No Voting Rights.  Holders of the Interval Common Stock shall not have any voting rights including, without limitation, in respect of any amendments changing the terms or contract rights of the Interval Common Stock as expressly set forth in the Charter (including these Articles Supplementary), whether by merger, consolidation, classification, reclassification or otherwise.  For the avoidance of doubt, the holders of the Interval Common Stock shall have no right to vote at any meeting of stockholders and shall not be entitled to notice of any such meeting, except as may be specifically required by law.

6. No Conversion Rights. The shares of Interval Common Stock are not convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

7. No Preemptive Rights.  Holders of the Interval Common Stock shall not have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of stock of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of stock of the Corporation.

8. Status of Repurchased Interval Common Stock.  All shares of Interval Common Stock repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Common Stock, without designation as to class or series.

9. Restrictions on Ownership and Transfer.  The shares of Interval Common Stock are subject to the provisions of Article VI of the Charter including, without limitation, the provisions granting the Corporation the right to purchase shares transferred to a Trust (as defined in such Article VI).

10. Record Holders  The Corporation and its transfer agent may deem and treat the record holder of any shares of Interval Common Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

11. Severability.  If any provision of these Articles Supplementary or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

THIRD:  The shares of Interval Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.  No stockholder of the Corporation has any voting rights with respect to these Articles Supplementary.

FIFTH:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer on this 13th day of April, 2020.

ATTEST:		LODGING FUND REIT III, INC.

By:	/s/ Katie Cox	By:	/s/ Corey R. Maple
	Katie Cox		Corey R. Maple
	Chief Financial Officer		Chief Executive Officer

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